Exhibit 99.1

           Cox Technologies, Inc. Reports Positive Earnings and Cash Flow for First Quarter of Fiscal 2004


    BELMONT, N.C.--(BUSINESS WIRE)--Sept. 16, 2003--Cox Technologies, Inc. (COXT.OB) reported increases in revenues, earnings and cash flow during the first quarter of fiscal 2004 as compared to the first quarter of fiscal 2003. First quarter 2004 income from operations was $410,584 earned on revenues of $2,440,940 compared to income of $148,478 earned on revenues of $2,265,907 for the same period last year. Net income for the first quarter of 2004 was $327,325, or $.01 per share, compared to $81,680, or less than $.01 per share for the first quarter of 2003. For the first three months of fiscal 2004, cash flow from operating activities increased to $471,584 as compared to $223,466 for the same period in fiscal 2003.
    Mr. Brian Fletcher, Co-Chief Executive Officer stated, "operationally, unit sales of the Cox1 graphic recorder decreased
11%, but unit sales of the DataSource(R) electronic data logger unit increased 76% for the three-month period ended July 31, 2003 as compared to the same period last year." Mr. Fletcher further stated, "our revenues from the sale of graphic recorders decreased to 56% of total revenues in the current quarter as compared to 73% in the same period last year while revenues from the sale of electronic data logger products increased to 34% of total revenues in the current quarter as compared to 22% in the same period last year."
    Mr. Kurt Reid, Co-Chief Executive Officer stated, "I am pleased with the positive cash flow from operating activities during the first quarter of fiscal 2004. The positive net income reflects our continued commitment to returning to profitability and generating positive cash flow during fiscal 2004 by managing expenses and increasing sales."
    Sales revenues for the quarter ended July 31, 2003 increased 8% or $175,033 as compared to the prior year period, primarily due to an increase in electronic data logger sales, primarily offset by a decrease in Cox1 product sales. The cost of sales for the current quarter decreased 4% or $44,678 as compared to the prior year period. This decrease is mainly due to a decrease in labor and benefits costs, supplies used in the manufacturing process and a reduction in the price of raw material components, offset slightly by increased shipping expenses and retriever fees.
    General and administrative expenses decreased 11% or $59,509 and selling expenses decreased 41% or $165,669, in the current quarter as compared to the same period last year. The net decrease was due to the elimination of Vitsab, Sweden, AB expenses after the sale of that operation and decreases in legal expenses and was partially offset by increased insurance costs and salary expenses.
    Interest expense decreased by $26,214, or 21% for the three-month period as compared to the same period last year. Interest expense decreased on both bank debt and capitalized leases and was partially offset by an increase in the accrued interest related to the Technology Investors Note.
    Cox Technologies is engaged in the business of producing and distributing temperature recording and monitoring instruments, both domestically and internationally. The Cox1 graphic recorder and the DataSource(R) and Tracer(R) electronic data loggers are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions.
    Statements contained in this document, which are not historical in nature, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those set forth in such forward-looking statements. Cox Technologies undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Such risks and uncertainties with respect to Cox Technologies include, but are not limited to, its ability to successfully implement internal performance goals, performance issues with suppliers, regulatory issues, competition, the effect of weather on customers, exposure to environmental issues and liabilities, variations in material costs and general and specific economic conditions. From time to time, Cox Technologies may include forward-looking statements in oral statements or other written documents.


                  SELECTED FINANCIAL DATA (UNAUDITED)

                                                       Three Months
                                                ----------------------
Periods Ended July 31,                                2003       2002
----------------------------------------------------------------------
Income Statement Items:
------------------------------------------------
Sales revenues                                  $2,440,940 $2,265,907
                                                ----------------------

Cost of sales                                    1,230,290  1,274,968
General and administrative                         457,368    516,877
Selling                                            263,936    237,069
Depreciation and amortization                       78,762     88,515
                                                ----------------------
                                                 2,030,356  2,117,429
                                                ----------------------
Income from operations                             410,584    148,478
Other income                                        15,880     58,555
Interest expense                                   (99,139)  (125,353)
                                                ----------------------
Income before income taxes                         327,325     81,680
Provision for income taxes                               -          -
                                                ----------------------
Net income (loss)                                 $327,325    $81,680
                                                ======================

Weighted average common shares outstanding      38,339,094 25,831,949
Basic and diluted net income (loss) per share         $.01       $.00
                                                ======================

Balance Sheet Items:
------------------------------------------------
Assets:
Current assets                                  $2,972,521 $2,602,376
Property and equipment, net                        438,284    725,876
Property held for sale, net                              -    300,000
Patents                                            105,275    144,712
Other                                               80,208     84,604
                                                ----------------------
                                                $3,596,288 $3,857,568
                                                ======================

Liabilities and Stockholder's Equity:
Current liabilities                               $853,206 $2,791,767
Long-term debt                                   3,921,520  3,265,356
                                                ----------------------
                                                 4,774,726  6,057,123
Stockholder's equity                            (1,178,438)(2,199,555)
                                                ----------------------
                                                $3,596,288 $3,857,568
                                                ======================

Cash Flow Items:
------------------------------------------------
Net income                                        $327,325    $81,680
Add - Non cash items                                78,243    102,817
Change in assets and liabilities                    66,019     38,969
                                                ----------------------
Net cash provided by operating activities          471,587    223,466
Net cash provided by (used in) investing
 activities                                         73,212    (38,769)
Net cash used in financing activities             (397,078)  (273,590)
Effect of exchange rate changes on cash             (3,723)    12,037
                                                ----------------------
Net increase (decrease) in cash                   $143,998   ($76,856)
                                                ======================


    CONTACT: Cox Technologies, Inc.
             John R. Stewart, 704-825-8146